Exhibit 99.1

CSC Holdings, Inc. Announces $1.0 Billion Debt Offering

BETHPAGE, N.Y. — (BUSINESS WIRE) — Dec. 13, 2005 — CSC Holdings, Inc., a subsidiary of Cablevision Systems Corporation (NYSE: CVC), today announced that it is planning an offering of $1.0 billion of senior notes to certain institutional investors in offerings exempt from the registration requirements of the Securities Act of 1933.

CSC Holdings intends to use the net proceeds from the offering, together with a portion of the proceeds it receives from borrowings under a new $4.5 billion credit facility, following the refinancing of its existing credit facility, to make a distribution to Cablevision Systems Corporation, which would use such amounts to pay stockholders a special dividend, if one is declared by its Board of Directors.

The notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes.

Cablevision Systems Corporation is one of the nation’s leading entertainment, media and telecommunications companies. In addition to its cable, Internet, and voice offerings, the company owns and operates Rainbow Media Holdings LLC and its networks; Madison Square Garden and its teams; and, Clearview Cinemas. In addition, Cablevision operates New York’s famed Radio City Music Hall. Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update the forward-looking statements contained herein.

CONTACT:	Cablevision
Media Relations:
Kim Kerns, 516-803-2351
or
Investor Relations:
John Bier, 516-803-2270